Exhibit 107

Calculation of Filing Fee Tables
424(b)(7)
(Form Type)
National Storage Affiliates Trust
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Pay in Advance	Equity	Common Shares of Beneficial Interest, par value $0.01 per share	457(o) and 457(r)	7,834,945(1)	$36.50	$285,975,492.50	0.00011020	$31,514.50	N/A	N/A	N/A	N/A
Pay in Advance	Equity	6.000% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share	457(o) and 457(r)	33,441(2)	$22.60	$755,766.60	0.00011020	$83.29	N/A	N/A	N/A	N/A
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$286,731,259.10		$31,597.79
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$31,597.79

(1) Represents common shares of beneficial interest, par value $0.01 per share ("shares"), that have been or may be issued by the registrant to the selling shareholders upon the exercise by such selling shareholders of redemption rights associated with Class A common units of limited partner interest ("OP units") in the registrant's operating partnership that were previously issued to such selling shareholders.
(2) Represents 6.000% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Series A Preferred Shares") that have been or may be issued by the registrant to the selling shareholders upon the exercise by such selling shareholders of redemption rights associated with the 6.000% Series A-1 Cumulative Redeemable Preferred Units ("preferred units") in the registrant's operating partnership, that were previously issued to such selling shareholders.
(3) Based upon the average of the high and low prices of the common shares on May 25, 2023 and the Series A Preferred Shares on May 26, 2023 reported on the New York Stock Exchange pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act").
(4) Calculated in accordance with Rules 457(o) and 457(r) under the Securities Act. Payment of the registration fee at the time of filing of the registration statement on Form S-3 with the Securities and Exchange Commission on February 26, 2021 (File No. 333-223654) (the "Registration Statement") was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act. This paragraph shall be deemed to update the "Calculation of Registration Fee" table in the Registration Statement.